EXHIBIT 99.1

SCANNER TECHNOLOGIES ANNOUNCES INVESTMENT
FROM BARRON PARTNERS, L.P.

MINNEAPOLIS — (BUSINESS WIRE)—August 19, 2004 — Scanner Technologies Corporation (OTCBB:SCNI), with headquarters in Minneapolis, Minnesota, today announced the sale in a private placement of 1,150,000 Units (each Unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock exercisable at price of $2.90 per share) to Barron Partners, LP of New York, New York for an aggregate purchase price of $1,495,000. The Warrants included in the Units have a term of five years and may be called by the Company if the closing price per share of the Company’s Common Stock equals or exceeds $4.00 per share for a period of ten consecutive trading days. The Company completed the sale on August 17, 2004.

C.K. Cooper & Company, Inc. of Irvine, California acted as placement agent for the Company in connection with the transaction.

About Scanner Technologies Corporation:

Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner’s headquarters are located in Minneapolis, Minnesota. The company has a manufacturing facility in Tempe, Arizona, and sells its products through direct sales offices in San Jose, California, Singapore and Geneva, Switzerland and, in key geographical markets, through sales representatives and distributors throughout the world. Scanner’s stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

CONTACT: Scanner Technologies Corporation, Minneapolis
Investor Relations:
763-476-8271